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                                                                     Exhibit 1.1

                    Stock and Interests Purchase Agreement

     THIS STOCK AND INTERESTS PURCHASE AGREEMENT (this "Agreement") is made as of October 5, 2000 by and among Easyriders, Inc., a Delaware corporation ("Easyriders"); Newriders, Inc., a Nevada corporation and wholly owned subsidiary of Easyriders ("Newriders," and together with Easyriders, the "Sellers"); M&B Restaurants, L.C., a Texas limited liability company and wholly owned subsidiary of Newriders ("M&B"); MBPCR, Inc., a Texas corporation and wholly owned subsidiary of Easyriders ("MBPCR," and together with M&B, the "Companies"); El Paso Bar-B-Que Company, Inc., a Delaware corporation (the "Buyer"); and, with regard to the obligations specifically identified hereunder, Culinary Holdings Incorporated, a Delaware corporation ("Culinary").

     A. The Sellers and the Companies have solicited and considered various proposals regarding the sale to, and purchase by, third parties of substantially all of the business and assets of the Companies, representing the business of El Paso Bar-B-Que Company, as currently conducted, which business consists of restaurants located in Glendale, Arizona; Scottsdale, Arizona; Ahwatukee, Arizona; Tucson, Arizona; Mesa, Arizona; and Tulsa, Oklahoma (the "Business").

     B. Newriders owns all of the issued and outstanding membership interests in M&B (the "M&B Membership Interests") and Easyriders owns all of the issued and outstanding shares of capital stock of MBPCR (the "MBPCR Capital Stock").

     C. The Sellers and their respective boards of directors have determined that it is in the best interests of the Sellers and their stockholders to complete the transactions contemplated by this Agreement.

     D. In light of the foregoing, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding M&B Membership Interests and all of the issued and outstanding shares of MBPCR Capital Stock for the aggregate consideration set forth below.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   Article I

                                Asset Purchase

     1.1  Purchase and Sale of Capital Interests and Stock.

          (a) M&B Membership Interests.  Subject to the terms and conditions of
              ------------------------
this Agreement, the Buyer shall purchase, and Newriders shall sell to the Buyer at the Closing (as defined below), all of the issued and outstanding M&B Membership Interests owned by Newriders. The aggregate purchase price for all of the issued and outstanding shares of M&B Membership Interests is $3,995,000.00 (the "M&B Purchase Price").
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          (b) MBPCR Capital Stock.  Subject to the terms and conditions of this
              -------------------
Agreement, the Buyer shall purchase, and Easyriders shall sell to the Buyer at the Closing (as defined below), all of the issued and outstanding shares of MBPCR Capital Stock owned by Easyriders. The aggregate purchase price for all of the issued and outstanding shares of MBPCR Capital Stock is $5,000.00 (the "MBPCR Purchase Price").

     1.2  The Closing .

          (a) Closing Place and Time.  The closing of the transactions
              ----------------------
contemplated by Section 1.1(a) of this Agreement (the "Closing") will take place
                --------------
at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614 at 5:00 p.m. local time on October 5, 2000 (the "Closing Date"), unless another time, date or place is mutually agreed to by the parties hereto.

          (b) Closing Deliveries.  Subject to the terms of this Agreement and at
              ------------------
the Closing:

          (i) Newriders shall deliver to the Buyer all certificates or memoranda, duly endorsed in blank (or accompanied by duly executed powers) (the "M&B Membership Interests Documents"), representing all of the M&B Membership Interests purchased by the Buyer from Newriders, against payment of the M&B Purchase Price made by either (A) wire transfer to the account designated by Newriders on Schedule 1.2(b)(i) hereto or (B) certified check made payable to
             ------------------
Newriders. The M&B Membership Interests Documents must be sufficient to effectively vest the Buyer with good and valid title to the M&B Membership Interests, free and clear of all liens, claims, charges, encumbrances or adverse claims.

          (ii) Easyriders shall deliver to the Buyer all stock certificates, duly endorsed in blank (or accompanied by duly executed stock powers) (the "MBPCR Capital Stock Certificates"), representing all of the shares of MBPCR Capital Stock purchased by the Buyer from Easyriders, against payment of the MBPCR Purchase Price made by either (A) wire transfer to the account designated by Easyriders on Schedule 1.2(b)(ii) hereto or (B) certified check made payable
                 -------------------
to Easyriders. The MBPCR Capital Stock Certificates must be sufficient to effectively vest the Buyer with good and valid title to the M&B Membership Interests, free and clear of all liens, claims, charges, encumbrances or adverse claims.

          (iii) The Buyer shall deliver to Newriders an executed instrument of assumption of liabilities for the outstanding amount under the 8% convertible debenture of Newriders, due March 31, 2001 (the "Knyal Note"), in favor of Wayne
L. Knyal.

     1.3 Allocation of Purchase Price. The parties acknowledge that the acquisition of the M&B Membership Interests will be treated as a purchase of all of the M&B assets for federal and state income tax purposes. Based on this treatment, the parties shall allocate the M&B Purchase Price (and all other capitalizable costs) among the M&B assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.3, which schedule will be delivered and attached hereto on
          ------------
or prior to the Closing. The parties hereto acknowledge that such allocation has been made in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the

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

"Code"). The Buyer and the Sellers shall prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. To the extent that the M&B Purchase Price is adjusted after the Closing Date, the parties hereto shall revise and amend such Schedule and IRS Form 8594 in the same manner and according to the same procedure as used in preparing Schedule
                                                                     --------
1.3 attached hereto. The determination and allocation of the M&B Purchase Price
---
derived pursuant to this Section 1.3 will be binding on the parties for all tax
                         ------------
reporting purposes.

     1.4 Further Assurances. At any time and from time to time after the Closing Date, at the request of the Buyer and without further consideration, each Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as the Buyer may reasonably request in order to transfer, convey and assign to the Buyer and to confirm Buyer's rights to, title in and ownership of the M&B Membership Interests and the shares of MBPCR Capital Stock.

                                  Article II

                 Representations and Warranties of the Sellers

     Except as set forth in the Sellers' Disclosure Schedule attached hereto as

Schedule 2 (the "Disclosure Schedule"), the Sellers, jointly and severally,
----------
represent and warrant to the Buyer and Culinary as set forth below. The Disclosure Schedule will be arranged such that each exception will specifically identify the numbered and lettered section of this Agreement to which the exception relates.

     2.1  Organization and Qualification.

          (a)  Organization.  Each of the Sellers and the Companies is duly
               ------------
organized, validly existing and, except as set forth in Section 2.1(a) of the
                                                        --------------
Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Except as set forth in Section 2.1(a) of the Disclosure Schedule,
                                   --------------
the Sellers have heretofore delivered or made available to the Buyer accurate and complete copies of the Articles of Organization, Articles of Incorporation, Operating Agreement and Bylaws (or similar governing documents), as currently in full force and effect, of each Seller and Company. Section 2.1(a) of the
                                                    --------------
Disclosure Schedule specifically identifies each entity that contains any material assets or through which either Company conducts any operations.

          (b)  Qualification.  Each Company is duly qualified or licensed and in
               -------------
good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in jurisdictions, if any, where the failure to be so qualified (i) would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on such Company or
(ii) would not result in a breach of any of the other representations, warranties or covenants set forth in this Agreement.

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          (c)  Subsidiaries and Investments.  Neither Company controls, directly
               ----------------------------
or indirectly, or possesses any direct or indirect ownership, equity participation or other interest in, any corporation, partnership, limited liability company, trust or other business entity.

     2.2  Capitalization.

          (a)  M&B.  All of the issued and outstanding M&B Membership Interests
               ---
have been duly authorized and validly issued, fully paid and nonassessable and have been issued in compliance with all U.S. federal and state and foreign securities laws. All of the M&B Membership Interests are owned, beneficially and of record, by Newriders, free and clear of all liens, claims, charges, encumbrances or adverse claims. There is no security, option, warrant, right (including preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which Easyriders, Newriders or M&B is a party or by which any of them is bound that directly or indirectly (i) calls for the issuance, sale, pledge, delivery or other disposition of any membership or ownership interest in M&B or any securities convertible into, or other rights to acquire, any membership or ownership interest in M&B, (ii) relates to the voting or control of any membership or ownership interest in M&B or (iii) obligates Easyriders, Newriders, M&B or their affiliates to grant, offer or enter into any of the foregoing. There are also no obligations, contingent or otherwise, of the Easyriders, Newriders, M&B or their affiliates to repurchase, redeem or otherwise acquire any M&B Membership Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Newriders has the absolute and unrestricted right, power, authority and capacity to transfer the M&B Membership Interests to the Buyer and, upon the Closing, without exception, the Buyer will acquire from Newriders legal and beneficial ownership of, good and valid title to, and all rights to vote, the M&B Membership Interests, free and clear of all liens, claims, charges, encumbrances or adverse claims.

          (b)  MBPCR.  The authorized MBPCR Capital Stock consists of only
               -----
1,000,000 shares of common stock, par value $1.00 per share. Of the authorized shares of MBPCR Capital Stock, 1,000 shares of common stock are issued and outstanding. All issued and outstanding shares of MBPCR Capital Stock have been duly authorized and validly issued, fully paid and nonassessable and have been issued in compliance with all U.S. federal and state and foreign securities laws. All of the shares of MBPCR Capital Stock are owned, beneficially and of record, by Easyriders, free and clear of all liens, claims, charges, encumbrances or adverse claims. There is no security, option, warrant, right (including preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which Easyriders, Newriders or MBPCR is a party or by which any of them is bound that directly or indirectly (i) calls for the issuance, sale, pledge, delivery or other disposition of any securities of MBPCR or any securities convertible into, or other rights to acquire, any securities of MBPCR, (ii) relates to the voting or control of any securities of MBPCR or (iii) obligates Easyriders, Newriders, MBPCR or their affiliates to grant, offer or enter into any of the foregoing. There are also no obligations, contingent or otherwise, of Easyriders, Newriders, MBPCR or their affiliates to repurchase, redeem or otherwise acquire any shares of MBPCR Capital Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Easyriders has the absolute and unrestricted right, power, authority and capacity to transfer the shares of MBPCR Capital Stock to the Buyer and, upon the Closing, without exception, the Buyer will acquire from Easyriders legal and beneficial

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

ownership of, good and valid title to, and all rights to vote, all the shares of MBPCR Capital Stock, free and clear of all liens, claims, charges, encumbrances or adverse claims.

          (c)  Voting Agreements.  None of the Sellers or the Companies are a
               -----------------
party to or subject to any proxy, agreement or understanding and there is no agreement or understanding between any other persons that affects or relates to the voting or giving of written consents with respect to any security or ownership interest in either Company or the voting by a director or limited liability company manager of either Company.

     2.3 Authority and Enforceability. Each Seller and each Company has obtained, prior to the date hereof, unanimous director or manager approval of this Agreement and the transactions contemplated hereby, which approval has been obtained in accordance with applicable law, each Seller's and Company's Certificate of Incorporation, Articles of Incorporation or Articles of Organization and its Bylaws or Operating Agreement. All other corporate action on the part of each Seller and Company necessary for the authorization, execution and delivery of this Agreement, the other agreements and documents contemplated herein (the "Transaction Documents"), the performance of all of each Seller's and Company's respective obligations hereunder and thereunder and the authorization and approval of the transactions contemplated by this Agreement have been or will be taken prior to the Closing Date. The Sellers further represent that, after appropriate analysis, it has been determined that the approval of the stockholders of the Sellers is not required under any applicable law, rule, regulation or statute or any applicable charter or bylaw provision in order to enter into this Agreement and the other Transaction Documents and to complete the transactions contemplated hereby and thereby.
This Agreement and the other Transaction Documents, when executed and delivered, will constitute valid and legally binding obligations of each Seller and Company enforceable in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) the availability of equitable remedies (clauses (a) and (b), the "Enforceability Exceptions").

     2.4 Consents and Approvals of Governmental Entities. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the Easyriders, Newriders, M&B or MBPCR in connection with the execution and delivery of this Agreement by the Sellers or the completion by the Sellers of the transactions contemplated hereby, except for (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as are listed on
Section 2.4 of the Disclosure Schedule and (b) such consents, approvals, orders
-----------
or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Material Adverse Effect.

     2.5 No Breach. The execution of this Agreement by each Seller and the completion of the transactions contemplated hereby by each Seller will not (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Easyriders, the Articles of Incorporation or Bylaws of Newriders, the Articles of Organization or Operating Agreement of M&B or the Articles of Incorporation or Bylaws of MBPCR; (b) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default (or event which upon provision of notice or lapse of time or both would become such a default) or result in the acceleration of any obligation under, or result in the cancellation or modification of, or permit termination of, any agreement, lease, license, note, contract or instrument to which any of the Sellers or the Companies is a party or by which it is bound;
(c) accelerate, or constitute an event entitling the holder of any indebtedness of the Sellers or the Companies to accelerate the maturity of any such indebtedness, permit subordination of any such indebtedness of any of the Sellers or the Companies to any other indebtedness of the Sellers or the Companies to which any of the Sellers or the Companies was not already subordinated; (d) conflict with or violate the provisions of any law or any judgment, decree, order, arbitration award, regulation or rule of any foreign, federal, state or local governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity") or any covenant or restriction binding upon any of the Sellers or the Companies; (e) violate or result in the modification, termination or loss of any Permit (as defined below); or (f) result in the creation of any lien, charge or encumbrance upon any equity interest in or assets of any of the Sellers or the Companies under any agreement or instrument to which any of the Sellers or the Companies is a party or by which any of the Sellers or the Companies is bound.

     2.6  Ownership and Condition of Assets.

          (a) Owned Assets.  Except as set forth on Section 2.6(a) of the
              ------------                          --------------
Disclosure Schedule, each Company is the true and lawful owner of, and has good and marketable title to, all of the assets used in the Business, free and clear of all liens, claims, charges, encumbrances or adverse claims. The tangible assets used in the Business are, in the aggregate, free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair and are suitable for the purposes for which they currently are used. Section 2.6(a) of the Disclosure Schedule lists (i) all
                     --------------
assets of each Company which are fixed assets (as determined in accordance with generally accepted accounting principles ("GAAP")) having a book value greater than $10,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of July 31, 2000, and (ii) all other assets of each Company of a tangible nature (other than inventories) whose book value exceeds $10,000.

          (b) Leased Assets.  Each asset used in the Business which is not owned
              -------------
by either Company is in such condition that upon the return of such property to its owner in its current condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between such Company and the owner or lessor thereof, the obligations of such Company to such owner or lessor will have been discharged.

     2.7  Financial Statements.  Section 2.7 of the Disclosure Schedule contains
                                 -----------
the unaudited consolidated balance sheet of each of M&B as of July 31, 2000 and related statements of income and cash flow for the period then ended (the "Financial Statements"). MBPCR possesses no assets, liabilities, profits or losses and, as a result, does not maintain balance sheets, statements of income and cash flow or any other type of financial statement. Except as set forth in

Section 2.7 of the Disclosure Schedule, the Financial Statements (a) were
-----------
prepared in accordance with the books and records of M&B; (b) were prepared in accordance with M&B's accounting policies and principles; (c) are in accordance with GAAP in a manner consistent with M&B's historic accounting practices applied on a consistent basis except that the Financial Statements are unaudited and therefore do not have certain notes otherwise required by GAAP and may be subject to certain immaterial audit adjustments; and (d) present fairly the financial position and results of operations of M&B at the dates and for the period covered thereby. The value of any fixed asset used by M&B in the operation of the Business has not been written up or down, other than for depreciation or amortization expenses in accordance with GAAP, applied on a consistent basis.
Section 2.7 of the Disclosure Schedule also sets forth a true and complete list
-----------
of all of the indebtedness of M&B as of July 31, 2000. The internal books and records of M&B from which the Financial Statements were prepared do not contain any information which is false or misleading and the reserves set forth in the Financial Statements are adequate for the Business in light of the contingencies with respect to which they were established.

     2.8  Absence of Certain Changes.  Except as set forth in Section 2.8 of the
                                                              -----------
Disclosure Schedule, since July 31, 2000, there has not been:

          (a)  Any Material Adverse Effect;

          (b) The entering into of any Material Contract (as defined below), commitment or transaction or the incurrence of any material liabilities outside the ordinary course of business consistent with past practice;

          (c) Any material increase in the compensation paid or payable by either Company to any of its respective directors, officers, employees, agents or consultants;

          (d) Any recapitalization in respect of any equity interest in either Company or any direct or indirect redemption, purchase or other acquisition of any such equity interest or any agreement to do any of the foregoing;

          (e) Any issuance, transfer, sale or pledge by either Company of its capital stock or any other equity interest or of any commitments, options, warrants, rights or privileges under which either Company is or may become obligated to issue any shares of its capital stock or any other equity interest;

          (f) Any liability, commitment or obligation incurred by either Company exceeding $50,000, either individually or in the aggregate, except such as may have been incurred or entered into in the ordinary course of business and consistent with past practices;

          (g) Any loan, capital contribution, or advance made or agreed to be made by either Company exceeding $50,000, either individually or in the aggregate, nor has either Company become liable or agreed to become liable as a guarantor with respect to any obligation of a third party exceeding $50,000, either individually or in the aggregate;

          (h) Any waiver or discharge by either Company of any right or rights exceeding $50,000, either individually or in the aggregate, or any payment, direct or indirect, of any debt, liability or other obligation exceeding $50,000, either individually or in the aggregate, before the same became due in accordance with its terms other than in the ordinary course of business and consistent with past practice;

          (i) Any adoption, amendment or entering into by either Company of any bonus, profit sharing, stock option, pension, retirement, severance, deferred compensation or other employee benefit plan or agreement other than in the ordinary course of business and consistent with past practice;

          (j) Any amendment to M&B's Certificate of Organization or Operating Agreement or MBPCR's Articles of Incorporation or Bylaws;

          (k) Any amendment, cancellation or termination of any contract, license or other instrument or arrangement material to either Company, other than in the ordinary course of business and consistent with past practice;

          (l) Any failure to repay any material obligation of either Company when due;

          (m) Any transaction entered into or committed to be entered into between either Company and any Related Party (as defined in Section 2.23);
                                                            ------------

          (n) Any material change in the accounting methods, practices or policies followed by either Company, whether for general financial or tax purposes, from those in effect from inception;

          (o) Any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on (except for liens for current taxes not yet due and payable), any material property or assets, whether tangible or intangible, of either Company or any agreement to do any of the foregoing, other than licenses of products in the ordinary course of business consistent with past practice;

          (p) Any sale, assignment, transfer or licensing of any patents, trademarks, copyrights, trade secrets or other proprietary or intangible assets of either Company, other than in the ordinary course of business consistent with past practice;

          (q) Any capital expenditures or commitments for additions to property or equipment of either Company constituting capital assets in an amount exceeding $50,000, either individually or in the aggregate;

          (r) Any change in any material election in respect of taxes, adoption or change in any accounting method in respect of taxes, the entering into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, any settlement or compromise of any claim or assessment in respect of taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes with any taxing authority or otherwise;

          (s) Payment or declaration of any dividend or other distribution in respect of any shares of the capital stock or any ownership interests of either Company, or any incurrence of any obligation to make any such dividend or distribution;

          (t)  Any agreement or commitment to do any of the foregoing; or

          (u) Any physical damage, destruction or loss of any assets of either Company in an amount exceeding $10,000 in the aggregate, not otherwise covered by insurance.

     2.9 Accounts Receivable. All of the Companies' accounts receivable (the "Accounts Receivable") reflected in the Financial Statements represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid on or prior to the Closing, the Accounts Receivable are or will be as of the Closing Date current and, to the knowledge of the Sellers and the Companies, collectible net of the respective reserves shown in the Financial Statements (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve at the Closing Date, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging), without any set-off. The Sellers and the Companies have received no notice of any contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 2.9 of the Company Disclosure
                                          -----------
Schedule contains a true and complete list of all Accounts Receivable as of July 31, 2000.

     2.10 No Undisclosed Liabilities. The Companies do not, and as of the Closing will not, have any liabilities, obligations or commitments (whether absolute, accrued, known or unknown, contingent or otherwise) matured or unmatured and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such liability or obligation, except (a) liabilities which are adequately reflected or fully reserved against in the Financial Statements or (b) liabilities which have been incurred in the ordinary course of business and consistent with past practice since July 31, 2000, which do not individually or in the aggregate have a Material Adverse Effect.

     2.11  Taxes.

           (a) Tax Returns and Tax Payments.  Except as set forth on Schedule
               ----------------------------                          --------
2.11 of the Disclosure Schedule, each Company has (i) timely filed or caused to
----
be timely filed all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) (collectively, the "Tax Returns") required to be filed as of the date hereof (after giving effect to any extension of time to file such Tax Returns) and (ii) paid, when due, all taxes as shown to be due and payable on said Tax Returns. All such previously-filed Tax Returns were complete and accurate in all material respects when filed, and as of the date hereof no additional liability for material taxes for periods covered by such previously-filed Tax Returns have been assessed on or proposed to either Company. Each Company has either delivered to the Buyer or made available for inspection by the Buyer or its representatives or agents complete and correct copies of all tax audit reports and statements of tax deficiencies with respect to any delinquent tax assessed against or agreed to by either Company for all taxable periods from inception, for which audit reports or statements of deficiencies have been received by either Company.

          (b) Tax Audits.  There are no Tax Returns (i) that are currently being
              ----------
audited by a tax authority or (ii) as to which either Company has received a written and/or oral notice from a tax authority that such tax authority intends to commence an audit or examination of such Tax Return. There are no Tax Return as to which either Company has given its consent to waive or extend the applicable statute of limitations for such Tax Return or the assessment of taxes required to be reported thereon. To the knowledge of the Sellers and the Companies, there is no dispute or claim concerning any tax liability of either Company threatened, claimed or raised by any tax authority.

          (c)  Unpaid Taxes.  The tax liabilities of each Company (whether
               ------------
imposed before or after the Closing Date and whether imposed upon filing of a Tax Return or as a result of an audit or examination) which are unpaid as of the close of business on the Closing Date, and attributable to periods prior thereto, will not exceed the reserves for tax liabilities as set forth in the account for accrued taxes payable or similar account included in the Financial Statements and taxes incurred in the ordinary course of business after July 31, 2000.

          (d)  Tax Sharing Agreements.  Neither Company is a party to any tax-
               ----------------------
sharing or tax-indemnity agreement and has not otherwise assumed the tax liability of any other person under contract.

          (e)  Section 481 Adjustments.  Neither Company has agreed, and neither
               -----------------------
is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (f)  U.S. Real Property Holding Corporation.  Neither Company is, and
               --------------------------------------
neither has ever been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

          (g)  No Liens. None of the assets of either Company are subject to any
               --------
liens in respect of taxes (other than for current taxes not yet due and payable).

          (h)  No Closing Agreements.  Neither Company has executed or entered
               ---------------------
into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state tax law.

          (i)  No Section 1374 Liability. Neither Company will be subject to any
               -------------------------
tax liability with respect to any net recognized built-in gain under Section 1374 of the Code.

          (j)  No Section 280G Liability.  Neither Company has made, and neither
               -------------------------
is obligated to make, any payments or is a party to any contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code.

          (k)  Material Tax Elections.  All material elections with respect to
               ----------------------
income taxes affecting each Company are set forth in Section 2.11 of the
                                                     ------------
Disclosure Schedule.

          (l)  No Section 341(f) Consent. No consent under Section 341(f) of the
               -------------------------
Code has been made with respect to either Company.

     2.12  Employee Compensation and Benefits.

          (a) Employee Compensation and Change of Control Payments.  Section
              ----------------------------------------------------   -------
2.12(a) of the Disclosure Schedule contains a true and complete list of the
-------
names of and
current salaries, bonuses and other monetary benefits paid to or accrued by all employees of each Company earning in excess of $50,000 per annum and describes the terms of all agreements, commitments and arrangements pursuant to which amounts may become payable by either Company to current or former directors, officers or employees as a result of or in connection with the transactions contemplated by this Agreement, including any termination of employment in connection herewith.

          (b) Employee Benefit Plans.  Neither Company is involved in any labor
              ----------------------
discussion with any unit or group seeking to become the bargaining unit for any of its employees and no such unit or group has notified either Company of an intention to commence any organizational activities among the employees of either Company. Section 2.12(b) of the Disclosure Schedule contains a listing
                 ---------------
of (i) each collective bargaining agreement and other labor agreement to which either Company is a party or by which it is bound, (ii) each employment, consulting, severance, deferred compensation, bonus and any other employee benefit plan or agreement providing for compensation or other benefits to employees (including officers), or independent contractors, individually or as a group, to which either Company is a party or by which either Company is bound;
(iii) each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and not exempted under
Section 4(b) or 201 of ERISA maintained by either Company or to which either Company is required to contribute, including any multiemployer pension plan; and
(iv) each "employee welfare benefit plan" as defined in Section 3(1) of ERISA maintained by either Company or to which either Company contributes or is required to contribute, including any multiemployer welfare plan, and each other plan under which "fringe benefits" (including, without limitation, profit-sharing, bonus, stock option, stock purchase, stock bonus, dependent care assistance, excess benefit, incentive, salary continuation, and other compensation arrangements, vacation plans or programs, severance benefits, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of, or otherwise required to be provided by, either Company. All plans, programs and arrangements described in clauses (ii), (iii) and (iv) of the previous sentence will be referred to as "Employee Benefit Plans."

          (c) Compliance.  Each Company has complied in all material respects
              ----------
with all applicable laws, rules and regulations relating to employment, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. All Employee Benefit Plans in effect at any time since inception of each Company are now, and have always been, established, maintained and operated in accordance, in all material respects, with all applicable laws and all regulations and interpretations thereunder and in accordance with their plan documents. There is no liability of either Company under any insurance policy or similar arrangement procured in connection with any Employee Benefit Plan in the nature of a retroactive rate adjustment or loss sharing arrangement. There are no investigations, proceedings, or lawsuits or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) pending against or involving any Employee Benefit Plan, or any fiduciary of such plan brought on behalf of any participant, beneficiary, or fiduciary thereunder, nor is there any reasonable basis for any such claim.

          (d)  Other Employee Benefit Matters.  Except as specified in Section
               ------------------------------                          -------
2.12(b) of the Disclosure Schedule, none of the Employee Benefit Plans or
--------
employment contracts with either Company provide any benefits that become payable solely as a result of the completion of this transaction. None of the persons performing services for either Company have been improperly classified as independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

     2.13 Litigation. There is no pending or, to the knowledge of the Sellers or the Companies threatened, claim, suit, arbitration or other judicial or regulatory proceeding or investigation of any character by or against either Company, either Company's respective properties or assets, or either Company's respective directors, limited liability company managers or officers (in their capacities as such) before any Governmental Entity and, to the knowledge of the Sellers or the Companies, there are no facts in existence which would reasonably be expected to form the basis for any such claim, suit, arbitration or proceeding. There are also no judgments, decrees, injunctions or orders of any Governmental Entity against either Company, either Company's respective properties or assets, or either Company's respective, directors, limited liability company managers or officers (in their capacities as such).

     2.14  Intellectual Property.

           (a) Right to Intellectual Property.  Except as set forth on Section
               ------------------------------                          -------
2.14(a) of the Disclosure Schedule, each Company owns exclusively or has the
-------
exclusive right to use, free and clear of all liens, charges, claims and restrictions, all technology, software, software tools, patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, domain names, know-how, specifications, financial and business plans, and other intangible rights and proprietary information (the "Intellectual Property Rights") used in the conduct of the Business as it is currently being conducted and listed on
Section 2.14(a) of the Disclosure Schedule.  To the knowledge of the Sellers or
---------------
the Companies, neither Company is infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the Intellectual Property Rights. Section 2.14(a) of the Disclosure Schedule also
                               ---------------
identifies each patent, trademark registration, service mark registration and copyright registration with respect to the Intellectual Property Rights, or application for any of the foregoing, which is owned or licensed by either Company, has been issued to either Company or has been submitted by either Company for issuance. To the knowledge of the Sellers or the Companies, all applications for registration of such Intellectual Property Rights were true and accurate at the time of filing and all fees to maintain such Intellectual Property Rights, including without limitation, registration, maintenance, prosecution and other professional fees incurred in connection therewith, have been paid. The Intellectual Property Rights constitute all the intellectual property used in the conduct of the Business as it is currently being conducted and all intellectual property required for products and services under development by either Company as of the date hereof.

          (b)  Protection.  Each Company has taken all actions that are
               ----------
customary and reasonable in the industry to protect the confidentiality of all trade secrets and confidential information (including, without limitation, know-how, specifications, financial and business plans) comprising the Companies' Intellectual Property Rights .

          (c)  Licenses of Intellectual Property Rights.  There are no
               ----------------------------------------
outstanding licenses, options or agreements of any kind relating to the Intellectual Property Rights of either Company held by any third party. Except for publicly-available commercial software that the Companies may license for no more than $100,000, neither Company is bound by or a party to any licenses, options or agreements of any kind with respect to the Intellectual Property Rights of any other person or entity.

          (d)  Disputes.  To the knowledge of the Seller or the Companies, no
               --------
person or entity has interfered with, infringed upon, misappropriated or violated any of the Companies' Intellectual Property Rights. Neither Company has received any communications alleging that either Company has violated or, by conducting the Business as it is currently being conducted, would violate any Intellectual Property Rights of any other person or entity. To the knowledge of the Sellers or the Companies, there are no disputes involving contracts or licenses between either Company and any other person with respect to the Intellectual Property Rights.

          (e)  Restrictions.  No Intellectual Property Rights or product,
               ------------
technology or service of either Company is subject to any order, action or proceeding that restricts, or is reasonably expected to restrict in any manner, the use, transfer, licensing or validity of any of such Intellectual Property Rights, product, technology or service.

     2.15  Insurance.  Section 2.15 of the Disclosure Schedule sets forth a true
                       ------------
and correct list of all insurance policies of any nature whatsoever maintained by the Companies pertaining to the Business. Each Company maintains, with responsible insurance carriers, fire, worker's compensation, property and general liability insurance. Such policies are in full force and effect through the Closing Date, all premiums with respect thereto have been paid to the extent due and, except as otherwise set forth on Section 2.15 of the Disclosure
                                          ------------
Schedule, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously since inception. Copies of all such policies have been made available to the Buyer for its inspection. Neither Company is in default under any of such policies, has not failed to give any notice or to present any claim under any such policy in a due and timely fashion and no notice of cancellation or termination has been received with respect to such policy.

     2.16 Property. Neither Company has ever owned or held title to any real property other than leasehold estates. With respect to the property and assets it leases, each Company is in material compliance with such leases and holds a valid leasehold interest in such property and assets, free and clear of any liens, encumbrances or claims of any kind whatsoever (except for liens for current taxes not yet due and payable and liens of landlords that do not impair either Company's leasehold interest). Section 2.16 of the Disclosure Schedule
                                       ------------
sets forth a list of (a) all leases or rental contracts under which either Company is a lessee, lessor, sublessee or sublessor and (b) all owned or leased equipment used by either Company in the operation of the Business. Each Company has beneficial ownership of, and good and marketable title to or sufficient rights to use for the purposes of the Business, all properties and assets used in their operations or necessary for the conduct of the Business. Except as set forth on Section 2.16 of the Disclosure Schedule, the properties and assets
         ------------
owned by the Companies are subject to no mortgages, liens, pledges, loans or encumbrances of any kind whatsoever. All real and tangible personal property, including equipment and fixtures currently used by the Companies in the operation of the Business are, and at the Closing Date will be, in good operating condition and repair and are adequate and suitable for the purposes for which they are currently being used. All improvements on leased property used by the Companies in the operation of the Business and the current use thereof are in material accordance with all applicable laws and the agreements under which such improvements are leased.

     2.17  Material Contracts.

          (a)   List of Company Material Contracts.  Section 2.17(a) of the
                ----------------------------------   ---------------
Disclosure Schedule sets forth, as of the date hereof, whether written or oral, a true, correct and complete list of:

          (i) Each contract between either Company and any party to whom such Company provides products or services involving more than $10,000 in consideration for any twelve month period;

          (ii) Each contract (except for employment or personnel-related agreements) between either Company and any party to whom such Company is obligated to pay more than $10,000 in consideration for any twelve month period.

          (iii) Each contract, agreement and commitment, whether or not fully performed, pursuant to which either Company has acquired or disposed of a material portion of its business or assets at any time since inception;

          (iv) Each agreement containing covenants not to compete on the part of either Company or otherwise restricting the ability of either Company in any material way to engage in the Business and each confidentiality agreement to which either Company is a party;

          (v) Each note, mortgage, indenture, letter of credit, guarantee, performance bond, sale-leaseback agreement and any other agreement or instrument for or relating to any lending or borrowing (including assumed debt) entered into by either Company or pursuant to which any properties or assets of the Seller are pledged or mortgaged as collateral; and

          (vi) Any other executory contracts and agreements which are material to either Company (except for employment or personnel-related agreements).

The contracts and agreements which are heretofore required to be identified in
Section 2.17(a) of the Disclosure Schedule are hereinafter referred to as the
---------------
"Material Contracts." A true and complete copy of each Material Contract has either been delivered to the Buyer by the Sellers or made available by the Companies for inspection by the Buyer or its representatives or agents.

          (b)  Validity of Material Contracts.
               ------------------------------

          (i) Each Material Contract is a valid, binding and enforceable agreement and, to the knowledge of the Sellers or the Companies, the other parties thereto;

          (ii) There has not occurred any material breach or default (or event which upon provision of notice or lapse of time or both would become such a breach or default) under any of the Material Contracts on the part of either Company;

          (iii) To the knowledge of the Sellers or the Companies, there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default under such Material Contract by any party other than the Companies and neither Company has received or given notice of any such breach, default or event; and

          (iv) As of the date hereof, to the knowledge of the Sellers or the Companies, there is no reason to believe that either Company will be unable to fulfill in all material respects all of its respective obligations under the Material Contracts which remain to be performed after the date hereof.

          (c)   Third Party Consents.  Except as set forth in Section 2.17(c) of
                --------------------                          ---------------
the Disclosure Schedule, no consent, waiver or approval of any party to a Material Contract is necessary for the execution and delivery of this Agreement or the completion by the Seller of the transactions contemplated hereby on the Closing Date.

     2.18  Governmental Permits and Licenses.  Section 2.18 of the Disclosure
                                               ------------
Schedule contains a true and complete list of the governmental permits, licenses, franchises and other certificates, consents and authorizations (the "Permits") that are required for and are material to the operation of the Business as such Business is currently conducted. All of the Permits are, and as of the Closing Date will be, valid and in full force and effect and the continuing validity and effectiveness of the Permits will not be affected by the transactions contemplated by this Agreement. The Sellers and the Companies have provided the Buyer with true, correct and complete copies of each Permit. Each Company is and has been in compliance in all respects with all material conditions or requirements of such Permits and have not been notified by any Governmental Entity or licensing authority that such Governmental Entity or licensing authority intends to cancel, terminate or modify any of such Permits.

     2.19 Compliance with Law. The conduct of the Business by the Companies has not violated and does not violate in any material respect any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof including, without limitation, federal, state, municipal and foreign laws and regulations relating to (a) the protection of the health and safety of employees, (b) equal employment opportunity, (c) the sale of food and beverages and (d) any aspect of the Business. There are no unresolved notices of deficiency or charges of violation brought or, to the knowledge of the Sellers or the Companies, threatened against either Company, including under any federal, state, local or foreign regulation or otherwise, which individually or in the aggregate will have a Material Adverse Effect, or interfere with the maintenance or reissuance of any of the Permits held by the Companies and there are no facts or circumstances known to the Sellers or the Companies that would constitute a reasonable basis on which any such proceedings, notices or actions may be instituted, issued or brought hereafter.

     2.20  Health Matters.  Section 2.20 of the Disclosure Schedule sets forth a
                            ------------
true and complete list of each health authority (including, without limitation, the Department of Health) which either has conducted within the past two years, or has informed either Company that it intends to conduct, a review, visit or investigation of any of the Companies' sites that culminated, or will culminate, in a written report or is otherwise known to the Sellers or the Companies, including the date and specific subject matter of such review, visit or investigation. In the case of a completed review, visit or investigation, a detailed summary of the authority's findings is included in Section 2.20 of the
                                                            ------------
Disclosure Schedule. There is no existing, or to the knowledge of the Sellers or the Companies threatened, orders or requests by any health authority requiring or requesting action by either Company in connection with the operation of the Business. The Sellers and the Companies have provided the Buyer with true and complete copies of all correspondence with any health authority in connection with the operation of the Business.

     2.21 Environmental Matters. Each Company is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or the protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by each Company of all Permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. To the knowledge of the Sellers or the Companies, there are no circumstances relating to the Business as it is currently conducted that are reasonably likely to prevent or interfere with the Buyer from materially complying with all applicable Environmental Laws after the Closing. Neither Company has received written notice of or is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law (an "Environmental Claim"). There are no Environmental Claims pending or, to the knowledge of the Sellers or the Companies, threatened against either Company or any person or entity whose liability for any Environmental Claim may be assumed by either Company, either by operation of law or otherwise.

     2.22 Brokers or Finders. None of the Sellers or Companies have retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder for or on account of the transactions contemplated by this Agreement.

     2.23  Transactions with Affiliates.  Except as set forth on Section 2.23 of
                                                                 ------------
the Disclosure Schedule, no affiliate, director, officer or employee of any of the Sellers or the Companies nor any member of any such person's immediate family or any entity in which any of the foregoing has an interest (each, a "Related Party") is presently, or since December 31, 1999 has been, a party to any Material Contract or, to the knowledge of the Sellers or the Companies, any other arrangement (a) providing for the furnishing of services (other than as a director, officer or employee) or assets by, (b) providing for the rental of property from, or (c) otherwise requiring payments to (other than for (i) dividends or distributions to any stockholder in his or her capacity as such or
(ii) compensation to any director, officer or employee in his or her capacity as such) such Related Party.  Each such transaction identified on Section 2.23 of
                                                               ------------
the Disclosure Schedule is on terms no less favorable to the Companies than could be obtained from an unaffiliated third party.

     2.24  Various Relationships.  Except as set forth on Section 2.24 of the
                                                          ------------
Disclosure Schedule, neither Company has received any notice that any of the material customers, distributors or suppliers of either Company or the Business intends to cease retaining, purchasing from, selling to or dealing with either Company in the manner in which such transactions have previously occurred or that any such customer, distributor or supplier intends to alter in any significant respect the amount of such retention, purchases or sales or the extent of dealings with either Company.

     2.25  Banking Facilities.  Section 2.25 of the Disclosure Schedule contains
                                ------------
a true and complete list of:

           (a) Each bank, savings and loan or other institution in which each Company has a deposit, custodial, trust or similar account or safety deposit or lock box account and the numbers and types of the accounts or safety deposit boxes maintained by the Companies at such institutions; and

           (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit or lock box facility, together with a description of any limitations on such authority of each such person with respect thereto.

     2.26 Minute Books and Stock Records. Each Company has delivered or made available to the Buyer true and complete copies of (a) the minute books of such Company, which contain true and complete records of all meetings of the board of directors, committees, limited liability company managers, stockholders, members and all actions by written consent since the date of incorporation or organization and reflect accurately in all respects all actions with respect to all transactions referred to in such minutes and (b) the stock and membership interest record books of such Company, which contain true and complete records of all stock and membership interest transactions of such Company.

     2.27 Totality of Assets. The assets of the Companies which the Buyer will acquire at the Closing by virtue of the transactions contemplated under this Agreement include all of the assets or rights used in connection with, or necessary for, the continued operation of the Business in the same manner as currently operated.

     2.28 Disclosure. No statement by the Sellers or the Companies contained in this Agreement, including, without limitation, the Disclosure Schedule and the other exhibits and schedules attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  Article III
                  Representations and Warranties of the Buyer

     The Buyer represents and warrants to the Sellers as set forth below.

     3.1  Organization and Qualification.

          (a) Organization.  The Buyer is duly organized, validly existing and
              ------------
in good standing under the laws of the jurisdiction of its incorporation. The Buyer has heretofore delivered or made available to the Seller accurate and complete copies of its Certificate of Incorporation and Bylaws as currently in full force and effect.

          (b) Qualification.  The Buyer is, or on or prior to the Closing will
              -------------
be, duly qualified or licensed and in good standing to do business the States of Arizona and Oklahoma.

     3.2 Authority and Enforceability. All corporate action on the part of the Buyer and its respective directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents, the performance of all of the Buyer's obligations hereunder and thereunder and the authorization and approval of the transactions contemplated by this Agreement have been or will be taken prior to the Closing Date. This Agreement and the other Transaction Documents, when executed and delivered, will constitute valid and legally binding obligations of the Buyer enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

  3.3 Consents and Approvals of Governmental Authorities. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the completion by the Buyer of the transactions contemplated hereby, except for such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a material adverse effect on the Buyer.

     3.4 No Breach. The execution of this Agreement by the Buyer and the completion of the transactions contemplated hereby by the Buyer will not (a) conflict with or result in a breach of any provision of the Buyer's Certificate of Incorporation or Bylaws; (b) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default (or event which upon provision of notice or lapse of time or both would become such a default) or result in the acceleration of any obligation under, or result in the cancellation or modification of, or permit termination of, any agreement, lease, license, note, contract or instrument to which the Buyer is bound; (c) accelerate, or constitute an event entitling the holder of any indebtedness of the Buyer to accelerate the maturity of any such indebtedness, permit subordination of any such indebtedness of the Buyer to any other indebtedness of the Buyer to which the Buyer was not already subordinated; (d) conflict with or violate the provisions of any law or any judgment, decree, order, arbitration award, regulation or rule of any court or Governmental Entity or any covenant or restriction binding upon the Buyer; (e) violate or result in the modification, termination or loss of any permit, license or other authorization applicable to the Buyer; or

(f) result in the creation of any lien, charge or encumbrance upon any equity interest in or assets of the Buyer under any agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

     3.5 Purchase for Own Account. The M&B Membership Interests and the shares of MBPCR Capital Stock are being purchased for the Buyer's own account for long-term investment purposes and not for the interest of any other person. The Buyer has no current intention to resale, distribute or transfer the M&B Membership Interests or the shares of MBPCR Capital Stock to any other person.

     3.6 Brokers or Finders. The Buyer has not retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder for or on account of the transactions contemplated by this Agreement.

                                   Article IV
                             Pre-Closing Covenants

     4.1 Conduct of Business. Except to the extent that the Buyer may consent in writing, until the earlier of (a) the Closing Date or (b) the termination of this Agreement, each Company shall conduct the operations of the Business in accordance with the ordinary and usual course of business, consistent with past practice. Each Company shall use all reasonable efforts to preserve intact its business organizations, to maintain its present and planned businesses, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having business relationships with such Company. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Closing Date, neither Company may, without the prior written consent of the
Buyer:

          (a) amend its Articles of Organization, Articles of Incorporation or Bylaws;

          (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class, ownership interest of any kind or any securities convertible into shares of stock or ownership interests;

          (c) split, combine, or reclassify any shares of its capital stock or ownership interests, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or equity interests, or redeem or otherwise acquire any shares of its capital stock, other securities or equity interests, or amend or alter any material term of any of its outstanding securities or equity interests;

          (d) create, incur, or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any lien on any material asset;

          (e) (i) increase in any manner the compensation of any of its directors, limited liability company managers, officers, employees, stockholders, or consultants, or accelerate the payment of any such compensation (whether or not any such acceleration is consistent with past practice); (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, matching amount, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit not required by any existing plan, agreement, or arrangement or by applicable law to any such director, limited liability company manager, officer, employee, stockholder, or consultant, whether past or present; or (iii) commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

          (f) (i) sell, transfer, mortgage, or otherwise dispose of or encumber any real or personal property, (ii) pay, discharge, or satisfy any material claim, liability, or obligation (absolute, accrued, contingent, or otherwise), or (iii) cancel any debts or waive any claims or rights, which involve payments or commitments to make payments that individually exceed $5,000 or, in the aggregate, exceed $10,000;

          (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets except purchases of inventory in the ordinary course of business consistent with past practice;

          (h) make or agree to make any new capital expenditure or expenditures beyond that, individually, is in excess of $5,000 or, in the aggregate, are in excess of $10,000;

          (i) enter into, amend, or terminate any joint ventures or any other agreements, commitments or contracts;

          (j) enter into or terminate, or amend, extend, renew, or otherwise modify (including, but not limited to, by default or by failure to act) any distribution, independent sales representative, noncompetition, licensing, research and development, supply or similar contract, agreement or understanding;

          (k) remove or permit to be removed from any building, facility, or real property any equipment, fixture, vehicle or other personal property or parts thereof;

          (l) alter or revise its accounting principles, procedures, methods, or practices, except as required by a change in GAAP and concurred with by Easyriders' independent public accountants;

          (m) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $10,000, at law or in equity or before any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality;

          (n) distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of the Business after the Closing Date;

          (o) knowingly take any action that would cause any condition set forth in Article V not to be met; or


          (p) agree, whether in writing or otherwise, to do any of the foregoing.

     4.2  No Solicitation.

          (a)  No Solicitation of Alternative Proposal.  From the date hereof
               ---------------------------------------
until the earlier of (i) the Closing Date or (ii) the termination of this Agreement, none of the Sellers or the Companies will, and none will permit their respective affiliates, stockholders, directors, limited liability company managers, officers, employees, or agents to, directly or indirectly, solicit, encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person, or other entity or group (other than the Buyer or any affiliate or agent of the Buyer) concerning any merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock or capital interests (including without limitation any proposal or offer to any of the Sellers' stockholders or affiliates), or similar transactions involving either Company, either Company's assets or the Business (an "Alternative Proposal"), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal.

          (b)  Notification.  The Sellers and the Companies shall promptly
               ------------
communicate to the Buyer the terms of any proposal or inquiry that any of them has received or may receive in respect of any transaction or of any information requested from it or of any negotiations or discussions being sought to be initiated with any of the Sellers or the Companies concerning either Company or any of their respective assets and may inform any third party who contacts any of the Sellers or the Companies on an unsolicited basis concerning an Alternative Proposal that the Sellers and the Companies are obligated hereunder to disclose the Alternative Proposal to the Buyer.

          (c)  Termination of Discussions.  The Sellers and the Companies shall
               --------------------------
immediately cease and cause to be terminated any existing activities, negotiations or discussions with any third party conducted prior to the date of this Agreement with respect to any Alternative Proposal.

     4.3  Access to Management, Properties and Records.

          (a)  Access to Information.  From the date of this Agreement until the
               ---------------------
earlier of (i) the Closing Date or (ii) the termination of this Agreement, the Sellers and the Companies shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, restaurants, sites, properties, books and records of the Companies, so that the Buyer may have full opportunity to make such investigation as it may desire to make of the management, business, properties and affairs of the Companies, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Sellers and the Companies shall furnish to the Buyer such financial and operating data and other information relating to the Business as the Buyer may reasonably request.

          (b)  Release of Official Records.  From the date of this Agreement
               ---------------------------
until the Closing Date, the Sellers and the Companies shall authorize the release to the Buyer of all files pertaining to the Companies or the Business or the operations of the Companies held by any federal, state, county or local authorities, agencies or instrumentalities.

          (c)  Breaches.  The Sellers and the Companies shall give prompt notice
               --------
to the Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any condition contained in Article V to not be satisfied at or prior to the Closing Date and
             ---------
(ii) any material failure by any of the Sellers or the Companies to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery
                                            --------  -------
of any notice pursuant to this Section 4.3(c) will not cure such breach or
                               --------------
noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.4 Notices, Consents and Approvals . The Sellers shall obtain, at their cost and expense (except for any costs and expenses associated with the transfer of liquor licenses to the Buyer, which will be borne by the Buyer), all of the waivers, Permits, consents, approvals, releases or other authorizations from third parties and Governmental Entities, and effect all such registrations, filings and notices with or to third parties or Governmental Entities as set forth on Schedule 4.4 (the "Required Consents").
         ------------

     4.5  Compliance with Laws and Regulations.    Each Company shall comply, in
all material respects, with all laws, rules and regulations which are applicable to it and its conduct of the Business, and shall perform and comply with all contracts, commitments and obligations by which it is bound.

     4.6 Insurance. Each Company shall maintain through and including the Closing Date insurance coverage that is substantially similar to the insurance coverage under the insurance policies identified in Section 2.14 of the
                                                    ------------
Disclosure Schedule.

     4.7 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation is or may become applicable to the transactions contemplated by this Agreement or the other Transaction Documents, the Sellers, the Companies and their respective boards of directors shall promptly grant such approvals and use all reasonable efforts to take such lawful actions as are necessary so that such transactions may be completed as promptly as practicable on the terms contemplated by this Agreement or the other Transaction Documents, as the case may be, and use all reasonable efforts to otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation on the transactions hereby contemplated.

     4.8 Fairness Opinion. On or prior to the Closing, the Sellers shall arrange to have a fairness opinion (the "Fairness Opinion") prepared and delivered by a reputable firm with experience in such matters. The Fairness Opinion must state that, in the opinion of such firm, this Agreement and the transactions contemplated hereby are fair to the Sellers and the stockholders of the Sellers, from a financial point of view. The cost of the Fairness Opinion will be borne equally by the Sellers, on the one hand, and the Buyer and Culinary, on the other hand. Promptly upon receipt of the invoice for the Fairness Opinion, the Buyer and Culinary shall directly remit to such firm their share of the cost of the Fairness Opinion.

     4.9 Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to complete and make effective the transactions contemplated by this Agreement.

                                   Article V
                               Closing Conditions

     5.1 Conditions to Obligations of the Sellers and the Buyer. The respective obligations of each party hereto to complete the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) No Injunction.  Neither the Sellers nor the Buyer may be subject
              -------------
to any statute, rule or regulation or any final order, decree or injunction of a court of competent jurisdiction that (i) renders any transaction contemplated by this Agreement illegal; (ii) would impose any material limitation on the ability of the Buyer effectively to exercise full rights of ownership of either Company, either Company's assets or the Business; or (iii) render the Seller or the Buyer incapable of completing the transactions contemplated by this Agreement.

          (b)  No Pending Legal Action.  No litigation seeking the issuance of a
               -----------------------
final order, decree or injunction of a court of competent jurisdiction for relief against the Seller or the Buyer if the transactions contemplated by this Agreement are completed, may be pending which, in the good faith judgment of the Seller or the Buyer has a reasonable probability of resulting in such order, decree or injunction and such relief would have a Material Adverse Effect.

          (c)  Governmental Approvals.  All authorizations, consents, orders or
               ----------------------
approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the completion of the transactions contemplated by this Agreement must have been filed, occurred or been obtained, other than filings and approvals relating to the transactions contemplated by this Agreement if failure to make such filing or obtain such approval would not have a Material Adverse Effect.

          (d)  No Increase in Liabilities.  No increase in the liabilities of
               --------------------------
the Companies has caused the aggregate long-term indebtedness of the Companies to exceed $5,600,000.00 and the aggregate accounts payable liabilities of the Companies to exceed $1,400,000.00.

     5.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to complete the transactions contemplated by this Agreement at the Closing are subject to the satisfaction of the following conditions, unless waived by the
Buyer:

          (a)  Representations and Warranties; Performance of Obligations.  The
               ----------------------------------------------------------
representations and warranties made by the Sellers in Article II hereof must be
                                                      ----------
true and correct in all material respects on the Closing Date, with the same force and effect as if they had been made on and as of said date; provided,
                                                                  --------
however, that if any portion of any such representation or warranty is already
-------
qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects. The Sellers and the Companies must have performed and complied with all obligations, covenants and conditions herein required to be performed or complied with by each of them on or prior to the Closing Date.

          (b)  No Material Adverse Effect.  There must not have occurred any
               --------------------------
event that would have a Material Adverse Effect from the date hereof through the Closing Date.

          (c)  Opinion of the Sellers' Counsel.  The Buyer must have received an
               -------------------------------
opinion, on and dated as of the Closing Date, from Brand, Farrar & Buxbaum LLP, in substantially the form attached hereto as Exhibit A.
                                             ---------

          (d)  Financing.  On or prior to the Closing, the Buyer must have
               ---------
obtained adequate financing, on commercially reasonable terms acceptable to the Buyer, to complete the Closing.

          (e)  Consents.  On or prior to the Closing, each Company must have
               --------
obtained and delivered to the Buyer duly executed copies of all the Required Consents, in form and substance reasonably satisfactory to the Buyer.

          (f)  Compliance Certificate.  Each Seller must have delivered to the
               ----------------------
Buyer a compliance certificate executed by the President of each Seller, on and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.2(a), (b) and (e).
             ----------------------------

          (g)  Solvency Certificate.  Each Seller must have delivered to the
               --------------------
Buyer a solvency certificate executed by the Treasurer of each Seller, on and dated as of the Closing Date, in the form attached hereto as Exhibit B.
                                                             ---------

          (h)  Fairness Opinion.  The Sellers must have received the Fairness
               ----------------
Opinion.

          (i)  Resignations.  Each Company must have delivered to the Buyer the
               ------------
resignations of the respective directors and officers of such Company, effective as of the Closing Date.

          (j)  Good Standing Certificates. Each of the Sellers and the Companies
               --------------------------
must have delivered to the Buyer a certificate of the Secretary of State of such entity's jurisdiction of organization as to the legal existence and good standing (including tax) of such entity in such jurisdiction, which certificate must be accompanied by a bring-down confirmation on the Closing Date if the certificate is not dated as of the Closing Date.

          (k) Qualifications.  Each Company must have delivered to the Buyer
              --------------
certificates of appropriate governmental officials in each state in which such Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing (including tax) of such Company in each such jurisdiction, which certificates must be accompanied by bring-down confirmations on the Closing Date if the certificates are not dated as of the Closing Date.

          (l)  Cancellation of Indebtedness.  Easyriders must have delivered to
               ----------------------------
the Buyer an instrument, in form and substance reasonably satisfactory to the Buyer, irrevocably canceling and waiving the long-term intercompany obligation of M&B in favor of Easyriders in the amount of approximately $977,474.00.

          (m)  Release of Pledges to Teresi and Martin.  Newriders must have
               ---------------------------------------
delivered to the Buyer an instrument of release, in the form attached hereto as Exhibit C, from Joseph Teresi and John E. Martin with regard to the M&B
---------
Membership Interests pledged to Messrs. Teresi and Martin.

          (n)  Proceedings and Documents. All corporate and other proceedings in
               -------------------------
connection with the transactions contemplated at the Closing, and all documents and instruments incident to such transactions, must be reasonably satisfactory in substance and form to the Buyer's legal counsel.

     5.3 Conditions to Obligations of the Sellers. The obligations of each Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by such Seller:

          (a)  Representations and Warranties; Performance of Obligations.  The
               ----------------------------------------------------------
representations and warranties made by the Buyer in Article III hereof must be
                                                    -----------
true and correct in all material respects on the Closing Date, with the same force and effect as if they had been made on and as of said date; provided,
                                                                  --------
however, that if any portion of any such representation or warranty is already
-------
qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects. The Buyer must have performed and complied with all obligations, covenants and conditions herein required to be performed or complied with by them on or prior to the Closing Date.

          (b)  Compliance Certificate.  The Buyer must have delivered to each
               ----------------------
Seller a certificate executed by the President of the Buyer, on and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in
Section 5.3(a).
--------------

          (c)  Knyal Note.  The Buyer must have assumed from Newriders the Knyal
               ----------
Note.

          (d)  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated at the Closing, and all documents and instruments incident to such transactions, must be reasonably satisfactory in substance and form to the Seller's legal counsel.

                                   Article VI
                             Post-Closing Covenants

     6.1  Proprietary Information.  From and after the Closing Date, the
Sellers shall hold in confidence, and shall cause their respective affiliates, stockholders, directors, officers, employees and agents to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Companies and the Business to be acquired hereby by the Buyer (including without limitation the financial information, Intellectual Property Rights, technical information or data relating to the materials, products or components sold, or the services offered, by the Companies and names of customers of the Business) (collectively, "Proprietary Information"). Neither Seller will disclose or make use of, and both Sellers shall cause their respective affiliates, stockholders, directors, officers, employees and agents not to disclose or make use of, Proprietary Information without the prior written consent of the Buyer, except to the extent that such knowledge, information or documents has become public knowledge other than through a breach of this Agreement by the Sellers or their respective affiliates, stockholders, directors, limited liability company managers, officers, employees or agents.

     6.2 Solicitation and Hiring of Employees . For a period of seven years after the Closing Date, neither the Sellers nor any of their affiliates will, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any Restricted Employee (as defined below) to terminate his employment with the Companies, the Buyer or any affiliate of the Buyer or (b) hire or attempt to hire any Restricted Employee without the prior written consent of the Buyer. For purposes of this Agreement, a "Restricted Employee" means any person who was employed by either Company on the date of this Agreement.

     6.3  Noncompetition, Referral of Customers  .

          (a) Noncompete.  For a period of seven years after the Closing Date,
              ----------
neither the Sellers nor any of their affiliates will either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) design, develop, manufacture, market, sell, perform or offer anywhere in the world any material, product, component or service which is similar to or competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by either Company on or prior to the Closing Date or (ii) engage anywhere in the world in any business similar to or competitive with the Business as conducted on the date of this Agreement or during the two years prior to the Closing Date. Notwithstanding the foregoing, the operation of Easyriders Cafe restaurants, consistent with their past practice and theme (the "Cafes"), will not be deemed to be prohibited by this Section 6.3(a); provided that (x) no Cafe is operated
                         --------------  --------
within ten miles of the Business and (y) no Cafe will carry a theme or dedicate more than 10% of its menu items, product offerings or culinary concepts to any theme, items, offerings or concepts that are similar to or competitive with any theme, menu items, product offerings or culinary concepts of the Business on or prior to the Closing Date, including, without limitation, Southwestern cuisine and barbecue products.

          (b)  Reasonableness.  Each Seller acknowledges that the duration and
               --------------
geographic scope of the noncompetition provision set forth in this Section 6.3
                                                                   -----------
are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto intend that this noncompetition provision will be deemed to be a series of separate covenants, one for each and every county of each and every state or province of each and every country.

          (c)  Referral.  Each Seller shall, and shall cause its affiliates,
               --------
stockholders, directors, officers, employees and agents to, refer all inquiries regarding the Business to the Companies and the Buyer and neither Seller (nor any of their respective affiliates) will independently pursue any such inquiries. Each Seller shall notify its affiliates in writing promptly after the Closing Date that the Companies and the Business have been sold to the Buyer, and such notice will inform such affiliates of their obligations under this Section 6.3(c). Such notice must be in such form and substance reasonably
     --------------
satisfactory to the Buyer.

     6.4 Transfer Taxes. The Sellers shall bear any direct or indirect transfer taxes attributable to the transfer of the M&B Membership Interests or the shares of MBPCR Capital Stock. The parties hereto shall cooperate in good faith with each other, and to use their commercially reasonable efforts, to minimize the transfer taxes.

     6.5 Use of Name and Intellectual Property. The Sellers shall, on their own behalf and on behalf of their affiliates, from and after the Closing, not use any trademark, name or other proprietary right (including without limitation the name "El Paso Bar-B-Que Company" and the Intellectual Property Rights identified on Section 2.14(a) of the Disclosure Schedule) previously or
              ---------------
currently used by the Companies, or any derivation thereof. After the Closing, the Sellers shall file all appropriate documentation with all Governmental Entities in order to relinquish the their respective rights to any of the foregoing.

     6.6  Taxes.

          (a)  Filing of Tax Returns.  All Tax Returns which relate to any taxes
               ---------------------
of either Company for periods ending on or before the Closing Date will be prepared and filed by the Sellers. The Buyer shall reasonably cooperate with the Sellers and upon the reasonable request of the Sellers shall make available all necessary records and timely take all action necessary to allow the Sellers to prepare and file the Tax Returns, in consultation with the Buyer, which they are responsible for preparing.

          (b)  Refunds.  The Sellers shall pay the Buyer any refund received by
               -------
the Sellers in respect of any taxes for which the Sellers are not liable under
Section 8.1(a)(iii) hereof.  Any such refund received by the Sellers for the
-------------------
account of the Buyer must be turned over to the Buyer within 30 days after such refund is received.

          (c)  Section 338(h)(10) Election.  If requested by the Buyer, the
               ---------------------------
Sellers shall join in making an election under Section 338(h)(10) of the Code with respect to the acquisition of the MBPCR Capital Stock.

     6.7 SEC Disclosures. For a period of one year after the Closing Date, the Buyer shall use its commercially reasonable efforts to provide to Easyriders such reasonable information concerning the Buyer, the Companies and the transactions contemplated by this Agreement, as Easyriders may reasonably request in writing, in order to fulfill Easyriders' disclosure obligations under the Securities Exchange Act of 1934, as amended, as they relate to the transactions contemplated by this Agreement.

     6.8 Further Actions. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper directors, limited liability company managers and officers of the parties hereto shall take all such necessary action.

                                  Article VII
                          Termination and Abandonment

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by mutual written consent of the Buyer and Easyriders;

          (b) by the Buyer (provided the Buyer is not in material breach of this Agreement), if there has been a breach by any of the Sellers or the Companies of any representation, warranty, covenant or agreement set forth in this Agreement which is material and which the Sellers or the Companies fail to cure within 10 business days after written notice thereof is given by the Buyer (except that no cure period will be provided for a breach by the Sellers or the Companies which by its nature cannot be cured);

          (c) by Easyriders (provided neither Seller is in material breach of this Agreement), if there has been a breach by the Buyer of any representation, warranty, covenant or agreement set forth in this Agreement which is material and which the Buyer fails to cure within 10 business days after written notice thereof is given by the Sellers (except that no cure period will be provided for a breach by the Buyer which by its nature cannot be cured);

          (d) by the Buyer, by giving written notice to Easyriders, if the Closing has not occurred on or before October 5, 2000 by reason of the failure of any condition under Sections 5.1 or 5.2 (unless the failure results primarily
                       -------------------
from a breach of the Buyer of any representation, warranty, covenant or agreement set forth in this Agreement or the Buyer's failure to fulfill a condition to the Closing or other default);

          (e) by Easyriders, by giving written notice to the Buyer, if the Closing has not occurred on or before October 5, 2000 by reason of the failure of any condition under Sections 5.1 or 5.3 (unless the failure results primarily
                       -------------------
from a breach of any of the Sellers or the Companies of any representation, warranty, covenant or agreement set forth in this Agreement or any of the Sellers' or any of the Companies' failure to fulfill a condition to the Closing or other default); or

          (f) by either the Buyer or Easyriders if a court of competent jurisdiction or any Governmental Entity has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting any of the transactions contemplated by this Agreement.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the
                                       -----------
parties to complete the transactions contemplated by this Agreement will expire and none of the parties will have any further obligations under this Agreement. Notwithstanding the foregoing, (a) in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1 that is caused by a material
                                       -----------
breach of a party, the party whose material breach was the basis for the termination will not be relieved from any liability for its material breach hereof, and the other party will have no further obligations under this Agreement and (b) the rights and obligations of each party under Section 7.2
                                                                 -----------
will survive and continue, if applicable.

                                  Article VIII
                                Indemnification

     8.1  Indemnification by the Sellers, the Buyer and Culinary.

          (a)  Indemnification by the Sellers.  The Sellers, jointly and
               ------------------------------
severally, shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including without limitation amounts paid in settlement, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any of its affiliates resulting from, relating to, constituting or arising out of:

          (i) any misrepresentation or breach of warranty by any of the Sellers or the Companies contained in this Agreement, any other Transaction Document, the Disclosure Schedule or in any certificate, document or instrument furnished by or on behalf of any of the Sellers or the Companies pursuant to this Agreement or in connection with the transactions contemplated hereby;

          (ii) any failure of any of the Sellers or the Companies to perform any covenant or agreement contained in this Agreement or any other Transaction Document;

          (iii) the payment of any taxes (including interest and penalties) of any kind or nature imposed, whether before or after the Closing (except such taxes, if any, that are adequately reserved against in the Financial Statements), by any government or subdivision thereof upon the Business prior to the Closing or upon any of the Companies respective properties or assets as they existed as of or any time prior to the Closing Date and the transactions contemplated by this Agreement. Whenever it is necessary for the purposes of this Section 8.1(a)(iii) to determine the portion of any taxes imposed on or
     -------------------
incurred by either Company for a taxable period beginning on or before and ending after the Closing Date which is allocable to the period prior to the Closing, the determination will be made, the case of property or ad valorem taxes or franchise taxes (which are not measured by, or based upon, net income), on a per diem basis and, in the case of other taxes, by assuming that the period prior to the Closing constitutes a separate taxable period of such Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as a deduction for depreciation, will be apportioned to the pre-Closing period ratably on a per diem basis). Any payment made with respect to taxes pursuant to this Section 8.1(a)(iii) will be treated
                                            -------------------
by the parties on their Tax Returns as an adjustment to the purchase price hereunder;

          (iv) the death of or injury to any person or damage to property that occurred prior to the Closing and arose out of or in connection with the Business (whether asserted, discovered or established before or after the Closing, and whether or not such claim or action is disclosed in the Disclosure Schedule); or

          (v) any employment related claim or cause of action, and any other claim or cause of action, that has arisen or arises out of or in connection with the Business conducted prior to the Closing (whether asserted, discovered or established before or after the Closing, and whether or not such claim or action is disclosed in the Disclosure Schedule).

          (b)  Indemnification by the Buyer.  The Buyer shall indemnify the
               ----------------------------
Seller in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any of its affiliates resulting from, relating to, constituting or arising out of:

               (i) any misrepresentation or breach of warranty by the Buyer contained in this Agreement, any other Transaction Document or in any certificate, document or instrument furnished by or on behalf of the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby; or

               (ii) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any other Transaction Document.

          (c)  Indemnification by Culinary.  Culinary shall indemnify the Seller
               ---------------------------
in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any of its affiliates resulting from, relating to, constituting or arising solely out of:

               (i) any misrepresentation or breach of warranty by the Buyer contained in this Agreement, any other Transaction Document or in any certificate, document or instrument furnished by or on behalf of the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby that results in the termination of this Agreement pursuant to
Section 7.1(c); and
-------------

               (ii) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any other Transaction Document that results in the termination of this Agreement pursuant to Section 7.1(c).
                                                 --------------

Notwithstanding the foregoing, the indemnification obligation of Culinary under this Section 8.1(c) will terminate immediately upon the completion of the
     --------------
Closing.

     8.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the
                      --------  -------
indemnified party in notifying the indemnifying party will relieve the indemnifying party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party must specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Subject to Section 8.3(d), the
                                                       --------------
indemnified party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the indemnifying party (which shall not be unreasonably withheld), unless the indemnifying party has not taken control of the defense of such claim as provided in Section 8.3, after notification thereof pursuant to this Section
            -----------                                              -------
8.2, in which case the indemnified party may settle or compromise such claim without the indemnifying party's consent.

     8.3  Defense of Claims.

          (a)  Assumption of Defense.  Subject to Section 8.3(d), in connection
               ---------------------              --------------
with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party given within 10 days after the date of the notice of the claim from the indemnified party pursuant to Section 8.2, assume the defense of such claim or legal
                  -----------
proceeding with counsel approved by the indemnified party (which approval shall not be unreasonably withheld), if (i) the indemnifying party acknowledges to the indemnified party in writing the indemnifying party's obligations to indemnify the indemnified party with respect to all elements of such claim, (ii) the third party seeks monetary damages only and (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the indemnified party or the future conduct of the business of the indemnified party or the Business.

          (b)  Participation by the Indemnified Party. If the indemnifying party
               --------------------------------------
so assumes such defense, the indemnified party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the indemnifying party will be responsible for the actual fees and expenses of separate co-counsel to the extent the indemnified party reasonably concludes that the counsel the indemnifying party has selected has a conflict of interest). In addition, if the indemnifying party so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided,
                                                                     --------
however, that the indemnifying party shall not consent to any settlement or to
-------
the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the indemnified party from all liability with respect thereto or which imposes any liability or obligation on the indemnified party without the written consent of the indemnified party.

          (c)  Defense by the Indemnified Party.  If the indemnifying party does
               --------------------------------
not (or is not permitted under the terms hereof to) assume the defense of any such claim or legal proceeding, (i) the indemnified party may defend against such claim or legal proceeding (with the indemnifying party responsible for the actual fees and expenses of counsel for the indemnified party) in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the indemnified party may deem appropriate, and (ii) the indemnifying party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

          (d)  Satisfaction of Claims by the Buyer. If a customer or supplier of
               -----------------------------------
the Business asserts that the Business or the Buyer is liable to such party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VIII
                                                                    ------------
and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (subject to notifying Easyriders in writing as to the matter asserted by the customer or supplier) (i) the Buyer will be entitled to satisfy such obligation, without consent from either Seller, provided that
                                                                --------
such satisfaction by the Buyer in no way operates as a waiver of any defenses that such Seller may have had and could have asserted against such customer or supplier, (ii) the Buyer may make a claim for indemnification pursuant to this
Article VIII in accordance with the provisions hereof and (iii) Easyriders shall
------------
reimburse the Buyer, in accordance with the provisions hereof, for any such Damages for which the Buyer is entitled to indemnification pursuant to this
Article VIII.
------------

     8.4  Payment of Indemnification Obligation.  Except as set forth in
Section 8.7, all indemnification by any indemnifying party hereunder shall be
-----------
satisfied promptly as Damages are incurred, by payment of cash, delivery of a cashier's or certified check or wire transfer of immediately available funds by the indemnifying party to the indemnified party in the amount of the indemnification liability.

     8.5 Treatment of Indemnity Payments. Any payment made to the Buyer pursuant to this Article VIII will be treated and reported by the Buyer and the
                 ------------
Sellers as a reduction in the aggregate purchase price paid for the M&B Membership Interests and MBPCR Capital Stock.

     8.6  Survival.  All representations, warranties, covenants, agreements and obligations set forth in this Agreement, the other Transaction Documents, the Disclosure Schedule or any other certificate, instrument or document furnished in connection with this Agreement or the transactions contemplated hereby will survive the Closing and the completion of the transactions contemplated hereby. All such covenants, agreements and obligations will survive the Closing for the period therein specified or, if no period is specified, without limitation. All such representations and warranties will expire on the date that is two years after the Closing Date. Any claim asserted in writing prior to the expiration as provided in this Section 8.6 of the
                                                       -----------
representation or warranty that is the basis for such claim will survive until finally resolved and satisfied in full. The rights to indemnification, reimbursement or other remedy set forth in this Agreement will not be affected by any investigation conducted by the Buyer with respect to, or any knowledge acquired (or capable of being acquired) by the Buyer about, the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or obligation.

     8.7  Indemnification Threshold.

          (a)  Seller's Threshold.  The Seller will have no liability to the
               ------------------
Buyer for indemnification pursuant to Section 8.1(a) until the aggregate Damages
                                      --------------
to the Buyer exceed

$40,000.00 (at which point the Seller will be liable for the entire $40,000.00, plus any Damages in excess thereof).

          (b)  Buyer's and Culinary's Threshold.  Neither the Buyer nor Culinary
               --------------------------------
will have any liability to the Seller for indemnification pursuant to Sections
                                                                      --------
8.1(b) or (c) until the aggregate Damages to the Seller exceed $40,000.00 (at
-------------
which point the Buyer and Culinary will be liable for the entire $40,000.00, plus any Damages in excess thereof). Notwithstanding the foregoing, the indemnification obligation of Culinary under Section 8.1(c) will terminate
                                             --------------
immediately upon the completion of the Closing.

                                  Article IX
                                 Miscellaneous

     9.1  Certain Definitions.

          (a)  Material Adverse Effect.  As used in this Agreement, "Material
               -----------------------
Adverse Effect" means a material adverse effect on (i) the business, assets, liabilities, financial condition or operating results of the Seller, together with all of its subsidiaries taken as a whole or (ii) the ability of the Seller to perform its obligations under this Agreement.

          (b)  Knowledge.  As used in this Agreement, "knowledge of the Sellers
               ---------
or the Companies" means the knowledge of William Prather, including any knowledge that Mr. Prather should reasonably be expected to have, or the actual knowledge (without any obligation to investigate) of the other directors, officers and key employees of the Sellers and the Companies.

     9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the Sellers and the Buyer. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.3 Waiver of Compliance; Consents. Any failure of either Seller on the one hand, or the Buyer on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Buyer or the Sellers, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

     9.4 Notices. All notices and other communications hereunder must be in writing and will be deemed given when delivered personally by commercial courier service, reputable overnight delivery service or by facsimile or email to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

     If to Easyriders, to:    Easyriders, Inc.
                              28210 Dorothy Drive
                              Agoura Hills, California  91301

                              Attn:  J. Robert Fabregas
                              Facsimile:  (818) 735-6541
                              Email:  bfabregas@easyriders.net

     If to Newriders, to:    Newriders, Inc.
                             28210 Dorothy Drive
                             Agoura Hills, California  91301
                             Attn:  Robert Davis
                             Facsimile:  (818) 889-4726
                             Email:  bdavis@easyriders.net

     with a copy to:         Brand, Farrar & Buxbaum LLP
                             515 South Flower Street, Suite 3500
                             Los Angeles, California  90071
                             Attn.:  Charles K. Kolstad
                             Facsimile:  (213) 426-6222
                             Email:  kolstadc@brandfarrar.com

     If to the Buyer, to:    El Paso Bar-B-Que Company, Inc.
                             c/o Culinary Holdings Incorporated
                             567 San Nicholas Drive, Suite 400
                             Newport Beach, California  92660
                             Attn:  President
                             Facsimile:  (949) 718-4631
                             Email:  zleshner@culinaryadventures.com

     If to Culinary, to:     Culinary Holdings Incorporated
                             567 San Nicholas Drive, Suite 400
                             Newport Beach, California  92660
                             Attn:  President
                             Facsimile:  (949) 718-4631
                             Email:  zleshner@culinaryadventures.com

     with a copy to:         Gibson, Dunn & Crutcher LLP
                             4 Park Plaza
                             Irvine, California  92614
                             Attn.:  John M. Williams, Esq.
                             Facsimile: (949) 451-4220
                             Email:  jwilliams@gdclaw.com

     9.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

     9.6 Governing Law. This Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of California.

     9.7 Fees, Costs and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement will be paid by the party incurring such fees, costs and expenses. If any party to this Agreement brings any action, suit, counterclaim, appeal, arbitration, mediation or other proceeding, in equity or at law (an "Action"), to enforce this Agreement or the other Transaction Documents or to declare rights under this Agreement or the other Transaction Documents, in addition to any damages and costs which the prevailing party or parties otherwise would be entitled, the losing party or parties in any such Action shall pay to the prevailing party or parties reasonable attorneys' fees and costs incurred in connection with such Action and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted by a court, arbitrator or mediator, all of which must be paid whether or not such Action is prosecuted to a Decision. "Prevailing party" means, without limitation, any party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party is to be determined with respect to each claim separately. The prevailing party is the party that has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined by the court, arbitrator or mediator that there is no prevailing party.

     9.8 Construction. The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement will be construed without regard to any presumption, or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof, against the party causing this Agreement to be drafted.

     9.9 Publicity. Upon execution of this Agreement by the Sellers and the Buyer, the parties hereto may jointly issue a press release, as mutually agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the transactions contemplated by this Agreement must be mutually agreed upon by them and no party may, without such mutual agreement or the prior consent of the others, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law; (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public); and (d) if the statement or communication is deemed by the releasing party to be required by law and the other party opposes the release of such statement or communication, the releasing party shall provide a reasonable time for the opposing party to obtain an order prohibiting the release of such statement or communication. The foregoing will not restrict the Sellers' or the Buyer's communications with their employees or customers in the ordinary course of business.

     9.10 Entire Agreement. This Agreement, including the exhibits and schedules hereto and agreements referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto.

     9.11 Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event the obligations of the Sellers and the Companies under Section 4.2 were not performed or complied with, in
                    -----------
accordance with the terms thereof, and that the Buyer will be entitled to temporary, preliminary and permanent injunctive relief to restrain any violation or threat of violation of, and will be entitled to specific performance of, the terms thereof, in addition to any other remedy at law or in equity.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures; provided that the party
                                                    --------
delivering such electronic or facsimile signature shall deliver to the other an original signature page as soon thereafter as practicable.

 [The remainder of this page has been intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              The Sellers:

                              Easyriders, Inc.,
                              a Delaware corporation

                              By: -------------------------------

                              Name: -----------------------------

                              Title: ----------------------------


                              Newriders, Inc.,
                              a Nevada corporation

                              By: --------------------------------

                              Name: ------------------------------

                              Title: -----------------------------

                              The Companies:

                              M&B Restaurants, L.C.,
                              a Texas limited liability company

                              By: --------------------------------

                              Name: ------------------------------

                              Title: -----------------------------


                              MBPCR, Inc.,
                              a Texas corporation

                              By: --------------------------------

                              Name: ------------------------------

                              Title: -----------------------------

                              The Buyer:

                              El Paso Bar-B-Que Company, Inc.
                              a Delaware corporation

                              By: -----------------------------

                              Name: ---------------------------

                              Title: --------------------------

                                 *     *     *

With regard only to the specific obligations of Culinary expressly identified in this Agreement and excluding, without limitation, post-Closing obligations, obligations for indemnification and any other obligations of the Buyer.


                              Culinary:

                              Culinary Holdings Incorporated,
                              a Delaware corporation

                              By: -----------------------------

                              Name: ---------------------------

                              Title: --------------------------